SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                         Amendment No. 2 to Schedule 13G
                    Under the Securities Exchange Act of 1934

                                Safety 1st, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    786475103
--------------------------------------------------------------------------------
                      (Cusip Number of Class of Securities)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13D-1(b)           [X]  Rule 13D-1(c)              [ ]  Rule 13D-1(d)

                               CUSIP NO. 786475103
                                         ---------
--------------------------------------------------------------------------------
1) NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (ENTITIES
ONLY)

   Wynnefield Partners Small Cap Value, L.P. 13-3688497
--------------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
   (a)
   (b) [X] REPORTING PERSON IS AFFILIATED WITH OTHER PERSONS (SEE PAGES 2 AND 3)
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION
    DELAWARE
--------------------------------------------------------------------------------
NUMBER OF SHARES                  (5) SOLE VOTING POWER 246,150
BENEFICIALLY OWNED                ----------------------------------------------
BY EACH REPORTING                 (6) SHARED VOTING POWER
PERSON WITH                       ----------------------------------------------
                                  (7) SOLE DISPOSITIVE POWER 246,150 shares
                                  ----------------------------------------------
                                  (8) SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  246,150 SHARES
--------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_| (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.89%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
--------------------------------------------------------------------------------

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

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                         Amendment No. 2 to Schedule 13G
                    Under the Securities Exchange Act of 1934

                                Safety 1st, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    786475103
--------------------------------------------------------------------------------
                      (Cusip Number of Class of Securities)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  RULE 13D-1(B)              [X]  RULE 13D-1(C)           [ ]  RULE 13D-1(D)

                               CUSIP NO. 786475103
                                         ---------
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   Wynnefield Partners Small Cap Value, L.P. - I 13-3953291
--------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group (See Instructions)
   (a)
   (b) [X] REPORTING PERSON IS AFFILIATED WITH OTHER PERSONS (SEE PAGES 1 AND 3)
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization
   DELAWARE
--------------------------------------------------------------------------------
NUMBER OF SHARES                  (5) SOLE VOTING POWER 325,900
BENEFICIALLY OWNED                ----------------------------------------------
BY EACH REPORTING                 (6) SHARED VOTING POWER
PERSON WITH                       ----------------------------------------------
                                  (7) SOLE DISPOSITIVE POWER 325,900 shares
                                  ----------------------------------------------
                                  (8) SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 325,900 shares
--------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_| (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.83%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS ) PN
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                         Amendment No. 2 to Schedule 13G
                    Under the Securities Exchange Act of 1934

                                Safety 1st, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    786475103
--------------------------------------------------------------------------------
                      (Cusip Number of Class of Securities)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [ ]  RULE 13D-1(B)           [X]  RULE 13D-1(C)            [ ]  RULE 13D-1(D)
--------------------------------------------------------------------------------

                                CUSIP NO. 786475103
--------------------------------------------------------------------------------

1) NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (ENTITIES ONLY) Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
--------------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) (b)
[X] REPORTING PERSON IS AFFILIATED WITH OTHER PERSONS (SEE PAGES 1 AND 2)
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION
   CAYMAN ISLANDS
--------------------------------------------------------------------------------
NUMBER OF SHARES                  (5) SOLE VOTING POWER 139,000
BENEFICIALLY OWNED                ----------------------------------------------
BY EACH REPORTING                 (6) SHARED VOTING POWER
PERSON WITH                       ----------------------------------------------
                                  (7) SOLE DISPOSITIVE POWER 139,000 shares
                                  ----------------------------------------------
                                  (8) SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 139,000 SHARES
--------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_| (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.63%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
--------------------------------------------------------------------------------

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

ITEM 1(a).  Name of Issuer:

            Safety 1st, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            210 Boylston Street, Chestnut Hill, Massachusetts 02167
            --------------------------------------------------------------------
Item 2(a).  Names of Persons Filing:

            Wynnefield Partners Small Cap Value, L.P. ("Partners")
            --------------------------------------------------------------------
            Wynnefield Partners Small Cap Value, L.P.I. ("Partners I")
            --------------------------------------------------------------------
            Wynnefield Partners Small Cap Offshore Fund, Ltd. ("Fund")
            --------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office Or, If None, Residence:

            One Penn Plaza, Suite 4720, New York, NY 10119
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Partners and Partners I are Delaware Limited Partnerships
            --------------------------------------------------------------------
            Fund is a Cayman Islands Company
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, Par Value $.01 Per Share
            --------------------------------------------------------------------

ITEM 2(e).  CUSIP NUMBER:  786475103
                           ---------


ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b) OR 13D-2(b) OR
            (c), CHECK WHETHER THE PERSON FILING IS: NONE OF THE REPORTING PERSONS IS AN ENTITY SPECIFIED IN RULE 13d-1(b)(1)(ii).

If this statement is filed pursuant to Rule 13d-1(c), check this box .

ITEM 4.     OWNERSHIP:

            (a) Amount beneficially owned by all reporting persons:
                711,050 SHARES
                ----------------------------------------------------------------
            (b) Percent of class: 8.35
                                  ----------------------------------------------

            (c) Number of shares as to which the reporting persons have:

                (i)   sole power to vote or to direct the vote  711,050
                                      -                         ----------------
                (ii)  shared power to vote or to direct the vote  - -
                                                                ----------------
                (iii) sole power to dispose or to direct the disposition 711,050
                                                                        --------

                (iv)  shared power to dispose or to direct the disposition  - -
                                                                           -----

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

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



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         None of the reporting persons who have filed this schedule is a person in clause (ii) ofss.240.13d-1(b)(1).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.


ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:   April 6, 2000
                                  WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
                                  WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. - I

                                         By:  WYNNEFIELD CAPITAL MANAGEMENT, LLC

                                             By: /s/ NELSON OBUS
                                                 -------------------------------
                                                    Nelson Obus, Managing Member

                                  WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                                         By:  WYNNEFIELD CAPITAL, INC.

                                             By: /s/ NELSON OBUS
                                                 -------------------------------
                                                    Nelson Obus, Vice President

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